Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS RECORD 4th QUARTER
AND FULL YEAR SALES AND E.P.S.
Acquisitions Drive 3% Sales Increase in the 4th Quarter;
Full Year E.P.S. of $2.22 Exceeds Company’s Estimate

GREENWICH, CT, USA, March 9, 2005: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the fourth quarter ended January 31, 2005 increased approximately 3% to $498.8 million compared to $486.4 million a year earlier.  Operating Profit for the quarter increased to $65.0 million compared to $38.3 million for the prior year period.  Net Earnings for the quarter were $39.2 million versus $20.7 million a year earlier.  Diluted Net Earnings Per Share for the quarter were $0.95 per share compared to $0.45 for the same period last year.  In the fourth quarter of last year, the Company recorded restructuring and impairment charges of $23.0 million, or $0.30 per share, which resulted primarily from the rationalization and realignment of its North American Wholesale home fragrance business.

Net Sales for the fiscal year ended January 31, 2005 increased approximately 5% to $1,586.3 million from $1,505.6 million reported for the prior year.  Operating Profit for the twelve-month period increased to $169.3 million versus $153.1 million for the same period last year.  Net Earnings were $96.5 million compared to $86.4 million for the prior year period.  Diluted Net Earnings Per Share were $2.22, exceeding management’s previous guidance of $2.13 - $2.18 as European results came in stronger than anticipated.  Last year’s full year results of $1.88 per share reflected a $0.31 per share restructuring and impairment charge related to the aforementioned business rationalization.

Blyth’s fourth quarter Net Sales increased approximately 3% due to the addition of Edelman and Euro-Decor, acquired in September 2004, and the positive impact of a full quarter of sales from Walter Drake, acquired in December 2003.  The divestiture of Jeanmarie Creations in April 2004 partially offset Blyth’s fourth quarter sales growth by approximately one percentage point.  The Company’s fourth quarter operating margin of 13% was strong despite substantial expenses related to compliance with the Sarbanes-Oxley Act of 2002 and ongoing spending for several organic strategic initiatives.  The operating margin increase of

5.1 percentage points versus last year was primarily due to the effect of last year’s restructuring and impairment charge on the year-to-year comparison.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We are pleased to report a stronger than expected finish to an otherwise challenging year.  Numerous factors influenced Blyth’s fourth quarter operating results and, overall, we experienced more positives than negatives during the quarter.  Nevertheless, our North American businesses continued to face lower consumer and retailer demand, and management remains focused on profitable growth through increased sales volume and careful cost management.”

In the Direct Selling segment, fourth quarter net sales declined 7% to $239.6 million versus $257.6 million for the same period last year due to lower sales in PartyLite’s U.S. and Canadian markets.  These markets continue to be negatively impacted by increased channel competition, particularly by companies using the party plan model.  Additional competition for hostesses resulted in a lower number of home parties held during the fourth quarter this year versus last year.  PartyLite’s European sales increased 11% during the quarter, with PartyLite’s newest European markets reporting strong sales growth.  Fourth quarter operating profit in the Direct Selling segment increased to $49.5 million versus $47.7 million in the same period last year.  In this segment, the fourth quarter of fiscal 2004 operating profit results included $5.9 million of restructuring and impairment charges.  Excluding these charges, fourth quarter operating profit decreased $4.1 million as a result of the North American sales shortfall.

In the Wholesale segment, fourth quarter net sales increased approximately 12% to $196.6 million, due to the aforementioned acquisitions of Edelman and Euro-Decor.  Excluding the acquisitions and the divestiture of Jeanmarie Creations, net sales in the Wholesale segment were flat compared to last year.  Weak North American home fragrance sales resulted from continued premium, specialty and mass retailer caution throughout the holiday season.  North American sales of home and seasonal décor were flat in the quarter compared to the same period last year.  Fourth quarter operating profit in the Wholesale segment was $9.3 million compared to last year’s fourth quarter operating loss of $15.3 million.  This improvement was primarily related to the effect of last year’s restructuring and impairment charges on the year-to-year comparison, the benefit of the Wholesale segment acquisitions and operating improvements made following the restructuring of the North American home fragrance business.

In the Catalog & Internet segment, fourth quarter net sales increased 19% to $62.6 million, a result of a full quarter of Walter Drake sales.  Fourth quarter operating profit in this segment was $6.2 million versus $6.0 million in the same period last year.  Segment operating profit was below management’s expectation due to operational issues related to the integration of two similar sized businesses.  Higher returns due to order-processing backlogs and lower shipping and handling revenue resulting from increased backorders negatively impacted operating profit in the quarter.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In connection with the preparation of its financial statements for fiscal year 2005, the Company has identified a significant deficiency as defined by Section 404 of the Sarbanes-Oxley Act of 2002 in its internal controls over accounting for income taxes.  As required, the Company is in the process of evaluating this deficiency as part of its overall assessment of the design and operating effectiveness of internal controls over financial reporting.  Management has performed detailed analyses and reconciliations of the income tax accounts and, based thereon, believes that the fiscal 2005 income tax provision is appropriate and that the evaluation is not expected to result in any material adjustments to the Company’s reported financial statements for the year ended January 31, 2005.  Moreover, management does not believe this internal control deficiency related to the Company’s income tax accounting has any effect on its business operations, revenues, cash flows, financial condition or earnings outlook for fiscal year 2006.

Blyth’s management reiterated that fiscal year 2006 Earnings Per Share are expected to be in the range of $2.35 to $2.40, as previously stated on January 7th.  Cash flow from operations is anticipated to exceed $130 million in fiscal year 2006, and capital spending of $20 million to $25 million is anticipated for the full year.  The guidance anticipates low single digit organic growth for all business segments and takes into account the benefit from the July 2004 Dutch Tender Offer.

In addition, principally as a result of the Company’s repurchase of 4.9 million shares in July 2004 through a Dutch tender offer, the Company’s weighted-average number of common shares outstanding during the quarter was lowered significantly when compared to the same period last year.  Management noted that quarterly computations of Earnings Per Share must stand on their own, and therefore, the sum of the Basic and Diluted Net Earnings Per Share for the four quarters of fiscal year 2005 may not equal full-year Basic and Diluted Net Earnings Per Share.  Basic and Diluted Net Earnings Per Share for each quarter in fiscal year 2005 is computed using the weighted-average number of common shares outstanding during the quarter, while Basic and Diluted Net Earnings Per Share for the full year will be computed using the weighted-average number of common shares outstanding during the full year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Carolina®, CBK®, and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, KaemingkTM, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Form 10-Q for the quarter ended October 31, 2004 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended January 31, 2005	Three Months Ended January 31, 2004	Twelve Months Ended January 31, 2005	Twelve Months Ended January 31, 2004

Net sales	$498,810	$486,413	$1,586,297	$1,505,573
Cost of goods sold	256,932	255,624	814,617	781,898
Gross profit	241,878	230,789	771,680	723,675
Selling	136,491	134,070	458,690	417,768
Administrative	40,392	35,345	143,660	129,021
Restructuring and impairment charges	—	23,042	—	23,809
	176,883	192,457	602,350	570,598
Operating profit	64,995	38,332	169,330	153,077
Other expense(income)
Interest expense	5,687	5,648	22,138	17,443
Interest income/other	84	(80)	(1,565)	(1,330)
Equity in earnings of investee	(211)	(70)	(319)	71
	5,560	5,498	20,254	16,184
Earnings before income taxes and minority interest	59,435	32,834	149,076	136,893
Income tax expense	20,524	12,085	52,922	50,377
Earnings before minority interest	38,911	20,749	96,154	86,516
Minority interest	(240)	45	(360)	165
Net earnings	$39,151	$20,704	$96,514	$86,351

Basic:
Net earnings per common share	$0.96	$0.45	$2.24	$1.89
Weighted average number of shares outstanding	40,889	45,575	43,136	45,771

Diluted:
Net earnings per common share	$0.95	$0.45	$2.22	$1.88
Weighted average number of shares outstanding	41,214	45,989	43,556	46,027

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2005	January 31, 2004
Assets
Cash and Cash Equivalents	$91,695	$229,726
Accounts Receivable, Net	124,603	104,502
Inventories	234,984	208,581
Property, Plant & Equipment, Net	258,896	260,497
Other Assets	365,642	324,657
	$1,075,820	$1,127,963

Liabilities and Stockholders’ Equity
Bank Debt	$34,994	$37,509
Bond Debt	249,310	249,150
Other Liabilities	270,167	252,334
Stockholders’ Equity	521,349	588,970
	$1,075,820	$1,127,963